UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No.____ )

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☐	Preliminary Information Statement

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☑	Definitive Information Statement

UPSTREAM WORLDWIDE, INC.
(Name of Registrant as Specified In Its Charter)

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UPSTREAM WORLDWIDE, INC.
200 E. Broward Blvd, Suite 1200
Ft. Lauderdale, FL 33301

INFORMATION STATEMENT

We Are Not Asking You For A Proxy And You Are Requested Not To Send A Proxy.

You are not being asked to approve anything.  This Information Statement is being provided to you solely for your information.

The date of this Information Statement is May 9, 2011 and is first being mailed on or about May 11, 2011.

This Information Statement has been filed with the Securities and Exchange Commission and is being mailed or otherwise furnished to the shareholders of record of Upstream Worldwide, Inc., a Delaware corporation (the “Company”), in connection with the approval and recommendation by the Board of Directors (the “Board”) and written consent by the holders of the majority of the voting power of the Company’s capital stock (the “Majority Shareholders”), approving the amendment to the Company’s certificate of incorporation (the “Certificate”) in order to increase the authorized shares of common stock from 300,000,000 to 650,000,000 and to change the Company’s name to usell.com, Inc.  Of the 346,441,239 total outstanding voting power, the Majority Shareholders holding 192,285,972 votes or 55.5% of the outstanding voting power, executed a written consent to amend the Certificate to increase the authorized shares of common stock and to change the Company’s name to usell.com, Inc.

Pursuant to the Delaware General Corporation Law (the “DGCL”), the Company is required to provide prompt notice to the shareholders who have not consented in writing.

Record Date

The close of business on March 28, 2011 is the record date for the determination of shareholders entitled consent and to receive this Information Statement.

Purpose and Effect

 Name Change

We are now doing business primarily under the name usell and believe that the name change will more accurately reflect our business activities and will promote public recognition of our new business focus.

Increase in Capital

On August 19, 2010, Upstream closed a private placement and issued 2,943,750 shares of Series B and 73,593,750 warrants.  In February 2011, the private placement was extended and 65,000 shares of Series B and 1,625,000 warrants were sold.  In addition, in February 2011, holders of 72,093,750 warrants exercised warrants and received shares of Series C.  The Series B and Series C are not convertible into common stock until such time as Upstream has the authorized capital. Each share of Series B is convertible into 50 shares of common stock and each share of Series C is convertible into 100 shares of common stock.

One of the purposes of the amendment to our Certificate is to enable Upstream to have the authorized capital to provide investors with the ability to convert. Upon filing an amendment to our Certificate increasing the authorized capital, a total of 134,525,676 shares of common stock may be issued to Series B shareholders (109,931,926 shares at the shareholders election) and Series C shareholders (24,593,750 shares immediately).  This amount does not include certain shares of common stock underlying Series B and Series C which are precluded from being converted as a result of a 9.99% blocker (See Note 1 of the Principal Shareholder Table on Page 4).  Ultimately, an additional 84,755,574 shares of common stock may be issued as these shareholders sell shares of common stock or these conversion blocker rights are waived.  The Certificate of Designation for the Series B requires us to pay the Series B shareholders a penalty equal to 15% of their investment if our authorized capital is not increased to permit conversion of the Series B within one year (August 19, 2011) plus 1.25% of their investment per month thereafter until the authorized capital is increased.  Notwithstanding the preceding, Upstream has no other formal agreements to issue any of these additional shares.

In order to avoid the penalty and permit us to raise capital if necessary in the future, we need to increase the number of shares of our common stock authorized for issuance under our Certificate.  Additional financing will help us to market our services, and meet our working capital obligations.  The additional shares of common stock to be authorized after the amendment to the Certificate would have rights identical to the currently outstanding shares, except for effects incidental to increasing the number of outstanding shares, such as the dilution of current shareholders’ ownership and voting interests.  It could also have the effect of making it more difficult for a third party to acquire control of Upstream.  Under our Certificate, our shareholders do not have preemptive rights with respect to our common stock.  Thus, should our Board elect to issue additional shares, existing shareholders would not have any preferential rights to purchase any shares.

Voting Required

In accordance with Sections 228 and 242 of the DGCL, if the Board adopts a resolution to amend the Certificate, an affirmative vote of a majority of the outstanding stock entitled to vote is required.  On March 25, 2011, the Board adopted this resolution.  On April 20, 2011, shareholder approval was obtained through the written consent of our Majority Shareholders.  Therefore, a special meeting of the shareholders to approve the increase in the authorized shares, the name change and the amendment to the Certificate is unnecessary.  If shareholders had been provided an opportunity to vote at a meeting, an affirmative vote of a majority of the outstanding voting power would also be required.

Effective Date

The approval by the Board and the Majority Shareholders will not become effective until 20 calendar days from the date this Information Statement is mailed to our shareholders.  Upon the expiration of 20 days, we anticipate filing an amendment to our Certificate at such time as management deems appropriate.  A form of the amendment to our Certificate is attached as Exhibit A .

Dissenters’ Rights of Appraisal

Neither Delaware law nor our Certificate provides our shareholders with dissenters’ rights in connection with the amendment to our Certificate.  This means that no shareholder is entitled to receive any cash or other payment as a result of, or in connection with the amendment to our Certificate, even if a shareholder has not been given an opportunity to vote.

Voting Securities and Principal Holders Thereof

Our outstanding voting power which was entitled to vote on the Record Date consisted of: (i) 211,915,563 shares of common stock, (ii) 109,931,926 votes held by Series B holders and (iii) 24,593,750 votes held by Series C holders.  The following table sets forth the number of shares of our voting stock beneficially owned as of the Record Date by (i) those persons known by us to be owners of more than 5% of our voting stock, (ii) each director (iii) all named executive officers and (iv) all executive officers and directors of Upstream as a group.

Title of Class (1)	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)

Common Stock	Douglas Feirstein (2)	62,096,806	27.7%
Common Stock	Daniel Brauser (3)	54,273,890	25.1%
Common Stock	Chuck Wallace (4)	2,766,550	1.3%
Common Stock	Grant Fitzwilliam (5)	378,655	*
Common Stock	Scott Frohman (6)	7,344,660	3.4%
Common Stock	Charles Pearlman (7)	384,649	*
Common Stock	Jason Rubin (8)	10,377,310	4.9%

Common Stock	All directors and executive officers as a group (8 persons) (9)	68,954,625	29.4%

Common Stock	Michael Brauser (10)	21,216,293	9.9%
Common Stock	Barry Honig (11)	21,386,535	9.9%
Common Stock	Todd Oretsky (12)	50,358,367	23.7%
Common Stock	Hakan Koyuncu (13)	51,906,978	24.3%
Common Stock	Frost Gamma Investments Trust (14)	21,130,404	9.9%

*	Less than 1%

(1)
Percentages are based on 211,515,563 shares of common stock outstanding adjusted as required by rules of the SEC.  The Series B may be voted on a 50 vote to one share basis and the Series C may be voted on a 100 vote for one basis. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.  Unless otherwise indicated in the footnotes to this table, we believe that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.

The shares of common stock beneficially owned by each of Messrs. Daniel Brauser, Feirstein, Koyuncu and Oretsky include all shares of common stock subject to a Stockholders Agreement, which terminates when each member of the group beneficially owns less than 100,000 shares.  Under the Stockholders Agreement, the group agreed to vote all of their shares of common stock together on any action as determined by a majority of the members of the group still owning 20,000 shares.  The table includes shares of common stock, options and warrants exercisable into common stock and vested or vesting within 60 days.  The shares of common stock individually owned by them are:

Mr. Brauser	9,715,335

Mr. Feirstein	26,508,503

Mr. Koyuncu	4,800,001

Mr. Oretsky	8,778,972

Messrs. Michael Brauser and Barry Honig and Frost Gamma Investments Trust each purchased Series B and Series C.  The Certificates they acquired precludes them from converting the Series B and Series C so that the shareholder cannot be a beneficial owner of more than 9.99% of our common stock, or the Blocker.  Each of these shareholders beneficially owns or would beneficially own more than 9.99% but for the Blocker.  Consequently, their ownership disclosure does not include certain shares of common stock underlying Series B or Series C.

(2)
Mr. Feirstein is a director and executive officer.  Includes 4,793,995 stock options exercisable within 60 days.  Also, includes 7,500,000 shares of common stock issuable upon conversion of Series B and Series C held by the Feirstein Family Holdings, LLLP, an entity controlled by Mr. Feirstein.

(3)
Mr. Brauser is a director and executive officer.  Includes 333,334 shares of common stock issuable upon the exercise of warrants.  Also, includes 4,137,745 stock options which are exercisable within 60 days.

(4)	Mr. Wallace is an executive officer. Represents stock options exercisable within 60 days.
(5)	Mr. Fitzwilliam is a director. Includes 87,719 stock options which are exercisable within 60 days.
(6)
Mr. Frohman is a director.  Includes 331,267 stock options which are issuable upon exercise within 60 days.  Also includes 3,000,000 shares issuable upon conversion of Series B and Series C within 60 days.

(7)	Mr. Pearlman is a director. Includes 96,491 stock options which are exercisable within 60 days.
(8)
Includes 10,000,000 shares held by Republic Metals Corporation, a corporation whereby Mr. Rubin’s father is the founder and controls. Mr. Rubin is Vice President and General Counsel of Republic.  Also includes 377,310 stock options which are exercisable within 60 days.

(9)	This amount includes the ownership of our Chief Accounting Officer.
(10)
Mr. Michael Brauser is the father of Daniel Brauser, our Chief Financial Officer.  Includes shares of common stock jointly held with Mr. Brauser’s wife. Does not include shares held in a trust created by Mr. Brauser, of which one of his adult sons is the trustee and all of his four adult children including Daniel Brauser are the beneficiaries.  Mr. Brauser disclaims beneficial ownership of these securities, and this disclosure shall not be deemed an admission of beneficial ownership of these securities for Section 16 of the Securities Exchange Act of 1934 or for any other purposes.  Does not include an additional 33,075,000 shares of common stock issuable upon the conversion of Series B and Series C as a result of the Blocker. Address is 4400 Biscayne Blvd., Miami, Florida 33137.

(11)
Represents (i) 3,532,840 shares of common stock held individually by Mr. Barry Honig, (ii) 12,494,515 shares of common stock held by GRQ Consultants, Inc. 401(K), of which the reporting person is the trustee, (iii) 276,348 shares of common stock held by GRQ Consultants, Inc. 401(K) FBO Renee Honig of which the reporting person is the trustee, (iv) 2,707,832 shares of common stock held by GRQ Consultants, Inc. Defined Benefit Pension Plan of which the reporting person is the trustee and (v) 2,400,000 shares of common stock underlying Series B and Series C.  Does not include an additional 31,375,000 shares of common stock issuable upon the conversion of Series B and Series C as a result of the Blocker. Address is 4400 Biscayne Blvd., Miami, Florida 33137.

(12)
Mr. Oretsky resigned as an executive officer and director on February 2, 2010. Mr. Oretsky’s shares are held by Jack Oretsky Holdings, LLC, a limited liability company in which Mr. Oretsky, to our knowledge, is the managing member. Includes 555,556 stock options, which are exercisable within 60 days.  Mr. Oretsky is a former director and executive officer. Address is 547 N.E. 59 th Street, Miami, Florida 33137.

(13)
Mr. Koyuncu resigned as an executive officer and director in November 2010.  Includes 2,104,167 stock options which are exercisable within 60 days.  Address is 750 SW 3 rd Street, Boca Raton, Florida 33486.

(14)
Dr. Phillip Frost is the trustee of Frost Gamma Investments Trust, or Frost.  Represents shares of common stock underlying Series B and Series C which are subject to the Blocker.  Does not include an additional 53,869,595 shares of common stock issuable upon the conversion of Series B and Series C as a result of the Blocker.  Address is 4400 Biscayne Blvd., Miami, Florida 33137.

Interests of Certain Persons in Matters to be Acted Upon

As mentioned above, Upstream completed a private placement and issued shares of Series B and warrants to investors.  Upstream offered the investors a lower exercise price from $0.06 per share to $0.015 per share if the warrant holder exercised their warrants into shares of Series of C.  Each share of Series B and Series C are convertible into shares of common stock at such time as Upstream’s Certificate is amended to increase the authorized capital which is the purpose of the filing of this Information Statement.  Mr. Feirstein, our Chief Executive Officer, Mr. Scott Frohman, our Chairman and three of our largest shareholders, Michael Brauser, Barry Honig and Frost each invested in the private placement.  If our Certificate of Incorporation were not amended, these individuals would not be able to convert their Series B or Series C which have no market, into shares of common stock.  No other persons have any substantial interest in the increase in our authorized shares of common stock.   No persons have any substantial interest in our name change.

Where You Can Find More Information

You can read and copy any materials that the Company files with the Securities and Exchange Commission at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C.  20549.  You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov .  Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

Delivery of Documents to Security Holders Sharing an Address

If you and one or more shareholders share the same address, it is possible that only one Information Statement was delivered to your address.  Any registered shareholder who wishes to receive a separate copy of the Information Statement at the same address now or in the future may call the Company at (954) 915-1550 or mail a request to receive separate copies to Upstream Worldwide, Inc., 200 E. Broward Blvd, Suite 1200,   Ft. Lauderdale, Florida 33301, Attention: Corporate Secretary, and we will promptly deliver the Information Statement to you upon your request.  Shareholders who received multiple copies of this Information Statement at a shared address and who wish to receive a single copy may direct their request to the same address.

By Order of the Board of Directors

/s/ Daniel Brauser
Daniel Brauser
Chief Financial Officer and Director

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION

Upstream Worldwide, Inc., a Delaware corporation (the “Company”) certifies that:

 1.           The Company was incorporated by the filing of a Certificate of Incorporation with the Secretary of State of Delaware on November 18, 2003.

 2.           Pursuant to Sections 242 and 228 of the Delaware General Corporation Law, the amendments herein set forth have been duly approved by the Board of Directors and holders of a majority of the outstanding capital stock of the Company.

3.           Article FIRST of the Certificate of Incorporation is deleted and replaced by the following:

The name of the corporation is usell.com, Inc.

 4.           Article FOURTH of the Certificate of Incorporation is deleted and replaced by the following:

The total number of shares of stock, which this corporation is authorized to issue is: 650,000,000 shares of common stock, par value $.0001 per share, and 25,000,000 shares of preferred stock, par value $.0001 per share, which may be issued in one or more series and classes with such rights, preferences and limitations as may be set from time to time by resolution of the board of directors and the filing of a certificate of designation as required by the Delaware General Corporation Law.

This Certificate of Amendment to Certificate of Incorporation was duly adopted and approved by the shareholders of this Company on the 20 th day of April 2011 in accordance with Section 242(b) of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Incorporation as of the ___ day of May, 2011.

UPSTREAM WORLDWIDE, INC.

By:
Daniel Brauser, Chief Financial Officer